EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated November 3, 1997, which appears on page 36 of Oakwood Home Corporation's ("OHC") Annual Report to Shareholders which is incorporated by reference in OHC's Annual Repot on Form 10-K for the year ended September 30, 1997. We also consent to the references to us under the headings "Experts" and "Summary Consolidated Financial Information" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Consolidated Financial Information".



PRICE WATERHOUSE LLP

Winston-Salem, North Carolina
February 27, 1998